UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2018

TPG PACE ENERGY HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38083	81-5365682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

(address of principal executive offices)

(zip code)

(212) 405-8458

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On July 17, 2018, Magnolia Oil & Gas Operating LLC (“Magnolia Operating”) and Magnolia Oil & Gas Finance Corp. (“Finance Corp.” and, together with Magnolia Operating, the “Issuers”), each a consolidated subsidiary of TPG Pace Energy Holdings Corp. (“TPGE” or the “Company”), issued a press release announcing the pricing of the Notes Offering (as defined below). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release attached as Exhibit 99.1 is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 8.01	Other Events.

Purchase Agreement

On July 17, 2018, the Issuers and the Initial Guarantors (as defined below) entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as representative (the “Representative”) of the several initial purchasers named therein (the “Initial Purchasers”), in connection with an offering (the “Notes Offering”) by the Issuer of $400.0 million aggregate principal amount of 6.00% senior notes due 2026 (the “2026 Notes”). The 2026 Notes will be guaranteed on a senior unsecured basis by the Company, Magnolia Oil & Gas Parent LLC, Magnolia Oil & Gas Intermediate LLC (the “Initial Guarantors”) and certain other domestic subsidiaries that guarantee other indebtedness of the Issuers and the guarantors. The Issuers expect the net proceeds from the Notes Offering to be approximately $386.3 million, after deducting estimated fees and expenses.

The closing of the Notes Offering is expected to occur on July 31, 2018 and is conditioned upon the satisfaction or waiver of all conditions to the closing of the Company’s business combination with EnerVest, Ltd.’s South Texas Division (the “business combination”) and customary closing conditions. The Issuers intend to use the net proceeds of the Notes Offering to fund the cash consideration payable in connection with the business combination and for general corporate purposes.

The 2026 Notes are being issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the 2026 Notes only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act. The 2026 Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Issuer and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company and the Issuer have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Issuers have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Issuers for a period of 90 days after the date of the Purchase Agreement without the prior written consent of the Representative.

Relationships

The Initial Purchasers and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for the Issuers and their affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Issuers and their affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Issuers and their affiliates.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description of Exhibits

99.1	Press release, dated July 17, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG Pace Energy Holdings Corp.

Date: July 17, 2018	By:	/s/ Stephen Chazen
	Name:	Stephen Chazen
	Title:	President and Chief Executive Officer